UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2024

HIMALAYA TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its Charter)

wyoming	000-55282	26-0841675
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

625 Stanwix St. #2504, Pittsburgh, PA 15222

(Address of principal executive offices)

(630) 708-0750

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	HMLA	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☒

Himalaya Technologies, Inc. is referred to herein as “Himalaya”, “we”, “us”, or “the Company”.

Item 1.02 Termination of a Material Definitive Agreement.

On July 5, 2024, we terminated our engagement with Inov8 Agency, Inc. (“Inov8”) for strategic development of our existing business initiatives including social networks, health energy drinks, and crypto tokens signed May 20, 2024 for cause. There were no breakup fees associated with the cancellation of the engagement and we did not issue any shares or cash compensation to Inov8. We are assessing our legal remedies against Inov8 for potential breach of contract and other with counsel.

On July 6, 2024, we terminated our strategic development agreement with Bigfootmarketing.ai LLC (“BFM”) signed January 19, 2024 for cause. We have demanded return of 25,000 Series B Preferred shares issued and $3,250 cash paid to BFM for development of a health and beauty drink under the “FOMO” brand trademark pending, which was not completed by BFM, abandoned by their organization and our prior CEO Ryan Nguyen whom they referred to us for employment, and whose formula we developed was taken for an unauthorized rebranded product under the “EVEREST” trade name. We have requested documentation of these actions and matters from our former CEO and Director Ryan Nguyen but have not received a response. We are currently assessing our legal remedies against BFM for potential breach of contract and other with counsel.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 5, 2024, we appointed Vikram Grover to our Board of Directors and Ryan Nguyen subsequently emailed us an unsigned unexplained resignation as our CEO and Director. On July 8, 2024, because his email resignation and a concurrent notification to his social network did not comply with our Bylaws or SEC disclosure rules, we removed Ryan Nguyen as CEO and Director for cause and named Vikram Grover as our CEO, Treasurer & Secretary adding to his CFO title. Given Mr. Nguyen’s abrupt resignation which may have allowed his followers in a closed chat room to trade on the information before dissemination to the Street through a press release or Form 8-K filed with the SEC’s EDGAR system, we believe substantial damage was caused to our corporation and our shareholders. Therefore, we are assessing our legal remedies against Mr. Nguyen with counsel.

Item 8.01 Other Events.

On July 5, 2024, we terminated our letter of intent (“LOI”) to acquire Mat Hatter Society previously announced on May 31, 2024. We have requested copies of the proposed purchase agreement, the Board resolutions authorizing the transaction, and the due diligence folder on the target from our former CEO and Director Ryan Nguyen but have not received a response. To our knowledge, there were no breakup fees associated with the cancellation of the proposed transaction. On belief, Mad Hatter Society is an entity owned by some of the parties, affiliates and representatives named in the various sections of this Form 8-K.

On July 6, 2024, we terminated our strategic partnership with Net Savings Link, Inc. (OTC: NSAV) previously announced on June 4, 2024 for cause. We have requested copies of the agreement and Board resolutions authorizing the agreement from our former CEO Ryan Nguyen but have not received a response. The agreement was not reviewed with or approved by our control shareholder Vikram Grover. To our knowledge, there were no breakup fees associated with the cancellation of the proposed agreement. We have demanded return of our EVEREST token developed by affiliates of NSAV including Bot Logic Labs, Inc. and supporting documentation and contracts for the EVEREST LPP crypto liquidity program developed by NSAV for us which was announced on or around June 4, 2024. We are assessing our legal remedies against NSAV and its employees, affiliates and vendors for potential breach of contract and other with counsel.

On July 7, 2024, we were notified that Bot Logic Labs, Inc terminated its crypto development agreement for The EVEREST Token signed with us on or around January 1, 2024 claiming breach of contract. We have challenged the merits of the termination given our engagement of Bot Logic Labs, Inc.’s affiliate Inov8 Agency, Inc. and employment of their representative Ryan Nguyen as our CEO and Director on May 20, 2024 to raise capital for our corporation and fund growth initiatives including The EVEREST Token. Accordingly, we are assessing our legal remedies against Bot Logic Labs and its agents and representatives with counsel.

Given the management changes and business interruption(s), we are reviewing our organic growth plans and reinstating a search for synergistic strategic mergers and acquisitions. There are no assurances that we will be able to finance or complete a transaction in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIMALAYA TECHNOLOGIES, INC.

Date: July 12, 2024	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer